Exhibit 4.4

税務局
印花稅署
香港九龍啟德協調道5號稅務中心1樓

電話號碼 Tel. No.: 2594 3201
傳真號碼 Fax No.: 2519 6740

INLAND REVENUE DEPARTMENT
STAMP OFFICE
1/F, Inland Revenue Centre, 5 Concorde Road,
Kai Tak, Kowloon, Hong Kong.
網址 Web site : www.ird.gov.hk
電郵 E-mail : taxsdo@ird.gov.hk

印花證明書 STAMP CERTIFICATE

此印花證明書是按《印花稅條例》發出，具有與傳統印花相等的法律地位
This stamp certificate is issued under the Stamp Duty Ordinance and has the same legal status as conventional stamp
(此證明書必須夾附於下列文書上，作為已加蓋印花的證明。This certificate must be attached to the instrument shown below as evidence of stamping.)

HONG KONG
印花 $5 香港
STAMP DUTY PAID

文書編號 Instrument Ref. No.:	1-25-484691-0-1-3
文書性質 Nature of Instrument:	租約 Lease
文書簽立日期 Date of Instrument:	11/02/2025 (日 Day / 月 Month / 年 Year)
租金總額 Total Rent:	$1,573,692.00
年期 Term (如適用 If applicable):	由 From: 17/02/2025 至 To: 16/02/2027
物業地址 Property Address:	Office A & B on 17/F (also known as Rm 1701-02), Wing Kwok Centre, No.182 Woosung Street, Jordan, KL
有關人士姓名及身份 Name and capacity of parties:	**業主 Landlord(s):** (1) 榮國企業有限公司 Wing Kwok Enterprises Limited **租客 Tenant(s):** (1) Matter Interiors Limited

茲證明上述文書已加蓋印花 / 簽註如下:
This is to certify that the above instrument is stamped / endorsed as below:

印花證明書編號 Stamp Certificate No.	: 25-1-0608799-7
加蓋印花日期 Date of Stamping	: 13/02/2025 (日Day/月Month/年Year)
已付印花稅 Stamp Duty Paid	: $5.00
付款方式 Payment Method	:電子付款/現金 Electronic Payment / Cash
簽註/表明 Endorsement / Denotation:	

- 複本或對應本；文書正本已加蓋印花
  Duplicate or Counterpart; Original stamped with: $3,935.00

印花稅署署長 陳施維
CHAN Sze-wai, Benjamin
Collector of Stamp Revenue

I.R.C.表格第 3511 號
I.R.C. 3511

你可於 www.gov.hk/estamping 核對此證明書的真確性
You may check the authenticity of this certificate at www.gov.hk/estamping

稅務局
印花稅署
香港九龍啟德協調道５號稅務中心１樓

電話號碼 Tel. No.: 2594 3201
傳真號碼 Fax No.: 2519 6740

INLAND REVENUE DEPARTMENT
STAMP OFFICE
1/F, Inland Revenue Centre, 5 Concorde Road,
Kai Tak, Kowloon, Hong Kong.
網址 Web site : www.ird.gov.hk
電郵 E-mail : taxsdo@ird.gov.hk

印花證明書 STAMP CERTIFICATE

此印花證明書是按《印花稅條例》發出，具有與傳統印花相等的法律地位
This stamp certificate is issued under the Stamp Duty Ordinance and has the same legal status as conventional stamp
(此證明書必須夾附於下列文書上，作為已加蓋印花的證明 • This certificate must be attached to the instrument shown below as evidence of stamping.)

文書編號 Instrument Ref. No.:	1-25-484691-0-0-6
文書性質 Nature of Instrument:	租約 Lease
文書簽立日期 Date of Instrument:	11/02/2025 (日 Day / 月 Month / 年 Year)
租金總額 Total Rent:	$1,573,692.00
年期 Term (如適用 If applicable):	由 From: 17/02/2025 至 To: 16/02/2027
物業地址 Property Address:	Office A & B on 17/F (also known as Rm 1701-02), Wing Kwok Centre, No.182 Woosung Street, Jordan, KL

HONG KONG
印花 香港
$3935
STAMP DUTY PAID

有關人士姓名及身份
Name and capacity of parties:

業主 Landlord(s):
(1) 榮國企業有限公司
Wing Kwok Enterprises Limited

租客 Tenant(s):
(1) Matter Interiors Limited

茲證明上述文書已加蓋印花 / 簽註如下:
This is to certify that the above instrument is stamped / endorsed as below:

印花證明書編號 Stamp Certificate No.	: 25-1-0608798-4
加蓋印花日期 Date of Stamping	: 13/02/2025 (日Day/月Month/年Year)
已付印花稅 Stamp Duty Paid	: $3,935.00
付款方式 Payment Method	:電子付款/現金 Electronic Payment / Cash

印花稅署署長 陳施維
CHAN Sze-wai, Benjamin
Collector of Stamp Revenue

I.R.C.表格第 3511 號
I.R.C. 3511

你可於 www.gov.hk/estamping 核對此證明書的真確性
You may check the authenticity of this certificate at www.gov.hk/estamping

THIS TENANCY AGREEMENT          is made the 17th day of February 2025

BETWEEN the Landlord and the Tenant particularised below.

WHEREBY IT IS AGREED between the parties as follows:-

PART I	DEFINITIONS & INTERPRETATIONS

Particulars and Definitions

1.	For all purposes of this Agreement, the terms in the left column of this clause refer to the particulars set out in the column opposite thereto: -

LANDLORD	WING KWOK ENTERPRISES LIMITED () (BR No. 05702140) whose registered office is situate at 23rd Floor, Wing Kwok Centre, No.182 Woosung Street, Jordan, Kowloon.

TENANT	MATTER INTERIORS LIMITED (BR No.70086624) whose registered office is FLAT/ RM 503, 5/F, PARK TOWER, 15 AUSTIN ROAD, JORDAN

OFFICE/SHOP/UNIT/FLAT	Office A & B (also known as Rm 1701-02) on 17/F, Wing Kwok Centre, No.182 Woosung Street, Jordan, Kowloon.

BUILDING	the buildings, messuages and structures erected on the Land known at the date hereof as WING KWOK CENTRE No.182 Woosung Street, Jordan, Kowloon.

LAND	Kowloon Inland Lot Nos.8603, 8534, 8626 and 8814 and The Remaining Portion of Kowloon Inland Lot No.9753

CONTRACTUAL TERM	FIXED TWO (2) years from 17th February 2025 to 16th February 2027 both days inclusive

RENT PER MONTH	HK$75,003.00 per month (exclusive of Rates, Service Charges and other outgoings)

INITIAL DEPOSIT	Rental Deposit	:	HK$225,009.00
	Rates Deposit	:	HK$11, 775.00
	Service Charges Deposit	:	HK$53,806.50
	Reinstate Deposit	:	HK$100,000.00
	Electricity Deposit	:	NIL
	Total	:	HK$390,590.50

INITIAL SERVICE CHARGES	HK$17,935.50 per month

SPECIFIED PURPOSE	Commercial Purpose as a ~~Shop~~/Commercial Office in the business or trade name of the Tenant

DEED OF MUTUAL COVENANT	House Rules of the Landlord/ Manager of the Building

2. For all purposes of this Agreement, the terms defined in this clause have, unless the context otherwise requires, the meanings respectively ascribed to them herein:-

“act”

includes default, neglect and omission;

“alter”

includes add to, demolish, remove, and replace and “alteration” is to be construed accordingly;

“Alterations”

means any alteration (whether structural or non-structural) of a property and includes, without limitation, fitting out, renovation, improvement, reinstatement, and substantial repair and maintenance works with respect to that property and the installation or alteration of fixtures, fittings, additions and bulky or heavy equipments in or of the service systems and service media in or serving the same;

“breach”

includes default, non-compliance, non-observance and non-performance;

“Common Areas”

means the common entrances, exits, halls, lift lobbies, staircases, landings, passages, toilets, vehicular passages, loading/unloading bays (if any) and other areas in the Land and the Building which are from time to time provided for the Tenant’s use in common with other owners and occupiers of the Building;

“damage”

when used as a verb includes injure, cut, maim, drill into, mark, deface, break and destroy and “damaged” is to be construed accordingly;

“equipments”

includes plant, apparatus, machineries, appliances, gadgets, devices (whether electrical, mechanical or otherwise) and their ancillary parts and controls as well as the service media serving the same or connecting the same to the relevant main utility supply;

“Furniture”

means the furniture, appliances, fixtures and fittings more particularly set out in the inventory hereto (if any) installed in the Property for the Tenant’s use and/or their replacement(s);

“Government”

means the Government of the Hong Kong Special Administrative Region and all other competent authorities;

“install”

includes place, lay, affix, attach and erect and “installation” is to be construed accordingly;

“maintain”

includes protect, repair, clean and keep in a safe and working condition and “maintenance” is to be construed accordingly;

“Maintenance”

includes all maintenance works and operations done or to be carried out with respect to a property including the fixtures, fittings, additions, decorations, equipments, service media, service systems in, upon or running through a property and all installations therein and thereupon;

“Manager”

means the manager(s)/agent(s) from time to time managing the Building or any part thereof including the Property;

“Moneys Payable”

means Rent, the Service Charges, the Rental Deposit, rates and all other deposits, charges, outgoings, fees, costs, expenses, reimbursements, interest, damages, compensation and other moneys payable by the Tenant to the Landlord hereunder;

“Other Areas”

includes the Common Areas and all other parts of the Land and the Building not forming part of the Property;

“Property

means the Office/Shop/ Unit/ Flat/ Workshop (including any car parking space, roof, flat roof, balcony or verandah comprised therein) and includes

(a) the paint, papering, fabric, interior plaster or other finishing material or rendering to the interior surface of the external walls enclosing the Office/Shop/ Unit/ Flat/ Workshop, and the floors, ceilings, beams, columns and other structural components of the Office/Shop/ Unit/ Flat/ Workshop;

(b) the inner half severed medially of the internal non-structural walls and partitions that divide the Office/ Shop/ Unit/ Flat/ Workshop from other parts of the Building;

(c) all internal non-structural walls, beams, columns, partitions and all doors, door frames, windows and window frames at the Office/Shop/ Unit/ Flat/ Workshop and all glass in such doors, windows, walls and partitions;

(d) all fixtures, fittings, additions and improvements in, upon or to the Office/ Shop/ Unit/ Flat/ Workshop (whether originally installed by the Landlord, the Tenant or otherwise) including the Furniture save and except trade/personal fixtures installed by the Tenant which can be removed from the Office/Shop/ Unit/ Flat/ Workshop without damaging the same;

(e) all equipments in, on or serving the Office/Shop/ Unit/ Flat/ Workshop including but not limited to electrical and gas equipments, light fittings, fire fighting equipments, air-conditioning equipments, ventilators and meters;

(f) those parts of the service systems and all service media exclusively serving the Office/Shop/ Unit/ Flat/ Workshop; and

(g) the whole of the shop front of the Shop/Unit but excludes the main structural parts of the Building (including the external walls enclosing the Office/Shop/ Unit/ Flat/ Workshop unless the same are expressly included as part thereof) and references to “the Property” in the absence of any provision to the contrary include any part or parts of the Property;

“Rental Deposit”

means the security deposit to be maintained under Part III and includes the Initial Deposit and all other sums payable by the Tenant under that Part III;

“the Service Charges”

means the charges (if any) payable for any service rendered by the Landlord with respect to the Property and includes the Initial Service Charges and all subsequent increases;

“service media”

means pipes, cables, wires, ducts, conduits, watercourses, drains, sewers, gutters, channels, flues and all other conducting media and includes all ancillary equipments;

“service systems”

means the sprinkler system (if any), the security system (if any), the air-conditioning supply is provided by the Landlord or the Manager), the telecommunication system, the electric and gas transmission networks and the plumbing, drainage and sanitary systems and any reference to any system aforementioned includes all equipments and service media forming part thereof;

“stipulations”

in a document includes the terms, conditions, agreements, covenants, provisions, restrictions and obligations therein;

“the Tenant’s Licensees”

means the Tenant’s agents, servants, employees, contractors, customers, invitees and all those in or at the Property or the Other Areas with the Tenant’s express or implied authority;

“the Term”

includes the Contractual Term and any period of holding over, extension or continuance of the Contractual Term whether by statute or common law; and

“Works”

includes Alterations and Maintenance and all other works and operations.

General Interpretations

3. The expression “the Landlord” wherever the context so admits includes the person(s) or corporation(s) for the time being entitled to the reversion immediately expectant on the determination of this tenancy.

4. Where there are two or more persons and/or corporations included in the expression “the Tenant”, all obligations herein (expressed or implied) of the Tenant are deemed to be made and given by such persons and/or corporations jointly and severally.

5. The expression “the determination of this tenancy” includes the expiration or sooner determination of the Contractual Term and the determination of the Term under whatever mechanisms for whatever reasons.

6. Any reference herein to a specific ordinance includes a reference to any statutory extension, amendment, modification or re-enactment thereof and any subsidiary legislation made under such ordinance or its extension, amendment, modification or re-enactment and any general reference to “ordinance” or “ordinances” includes any ordinance already or in the future to be passed and the subsidiary legislation made thereunder.

7. Where the context permits or requires, words importing the singular include the plural and vice versa, words importing one gender include all other genders and words importing persons shall include corporations and vice versa.

8. Any provision herein referring to the consent or approval of the Landlord means a consent or approval in writing and signed by or on behalf of the Landlord and anything requiring the consent or approval of the Landlord shall be construed as also requiring the consent or approval of the Manager and any mortgagee/ chargee of the Property if under the Deed of Mutual Covenant or the mortgage/charge of the Property such consent or approval is required.

9. The Tenant’s obligations set forth in each clause or subclause herein shall not be restrictively construed and they shall not, except where the context expressly so requires, be in any way limited or restricted by reference to or inference from any other stipulations herein, and the Tenant shall observe, obey and comply with each of the obligations set forth herein as a separate and distinct obligation.

10. In interpreting this Agreement, the “ejusdem generis” rule of construction shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and general words shall not begiven a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

11. References in this Agreement to any Part, section, clause or schedule by number or description without specific reference to this Agreement shall be construed as a reference to the Part, section or clause in or schedule to this Agreement so numbered or described.

12. The headings and index are intended for guidance only and do not form part of this Agreement nor shall any of the stipulations herein be construed or interpreted by reference thereto or in any way affected or limited thereby.

13. Where the Tenant is prohibited from doing or agrees that it shall not do any act or thing under any stipulation herein, it would also be a breach by the Tenant of that stipulation if, at any time during the Term

(a) any of the Tenant’s Licensees does such an act or thing;

(b) the Tenant or any of the Tenant’s Licensees attempts to do such an act or thing; or

(c) the Tenant or any of the Tenant’s Licensees causes, permits, suffers or allows such an act or thing to be done.

PART II	THE GRANT

1. The Landlord lets and the Tenants takes the Property TOGETHER with the rights set out in the First Schedule SUBJECT TO the rights of the Manager and the other owners of the Building set out in the Deed of Mutual Covenant AND SUBJECT TO all other rights, easements, privileges, restrictions, covenants and stipulations of whatever nature affecting the Property AND SUBJECT FURTHER TO the Landlord’s rights hereunder EXCEPTING AND RESERVING unto the Landlord and all persons authorised by the Landlord or otherwise entitled thereto the rights more particularly set out in the Second Schedule for the Contractual Term (determinable as hereinafter mentioned) YIELDING AND PAYING therefor the Rent and the Service Charges payable in the manner set out in Part IV exclusive of rates and other outgoings.

PART III	THE INITIAL DEPOSIT

Initial Deposit to be Held by the Landlord

1. The Tenant shall on the signing hereof deposit with the Landlord the Initial Deposit to secure the due observance and performance by the Tenant of the stipulations herein. The Initial Deposit shall be held by the Landlord throughout the Term (subject to the Landlord’s rights of deduction and forfeiture hereunder) free of any interest to the Tenant.

Deduction of the Initial Deposit

2. The Landlord shall have the right to deduct from the Initial Deposit any Moneys Payable in arrears and any loss, damage, cost, charge or expense sustained or incurred by the Landlord as the result of any breach by the Tenant of the stipulations herein.

Maintenance of the Initial Deposit

3. In the event of any deduction being made by the Landlord from the Rental Deposit in accordance herewith the Tenant shall within one (1) month of demand by the Landlord make a further deposit equal to the amount so deducted and failure by the Tenant so to do shall entitle the Landlord to determine this tenancy forthwith.

Increase of the Initial Deposit

4. The Tenant shall maintain with the Landlord the Initial Deposit in an amount equal to the aggregate of the Rent and the Service Charges for three months. If there shall for whatever reason be any increase in Rent and/or the Service Charges during the Term the Tenant shall within one (1) month of the notice by the Landlord stating such increase becoming applicable pay to the Landlord by way of an increase in the Initial Deposit a sum equivalent to three times the said increase and failure by the Tenant so to do shall entitle the Landlord to determine this tenancy forthwith.

Return of the Initial Deposit

5. Subject as aforesaid the Initial Deposit (or the balance thereof after deduction) shall be refunded to the Tenant by the Landlord without interest within thirty (30) days after the determination of this tenancy and the delivery of vacant possession to the Landlord or thirty (30) days after settlement of the last outstanding claim by the Landlord against the Tenant for any arrears of Moneys Payable and/or for any breach of the stipulations herein whichever shall be the later.

Initial Deposit Not to Serve as Moneys Payable

6. Under no circumstances shall the Tenant be entitled to treat payment of the Initial Deposit as payment of any Moneys Payable or set off any Moneys Payable from the Initial Deposit.

Transfer of the Initial Deposit

7. Notwithstanding anything herein contained to the contrary, the Tenant hereby expressly agrees that if the Landlord shall sell the Property at any time hereafter, then subject to the Landlord obtaining a written undertaking from the purchaser agreeing to deal with the Initial Deposit (less any deduction made hereunder) in accordance with the stipulations herein, the Landlord shall be at liberty to transfer the Initial Deposit (less any deduction made hereunder) to the said purchaser without obtaining the prior consent or authorization of the Tenant.

8. The Tenant agrees and acknowledges that the delivery to the Tenant of the undertaking referred to in the clause immediately above shall constitute a sufficient release or discharge of the Landlord’s obligation to refund to the Tenant the Initial Deposit and the Tenant shall not be entitled to claim against the Landlord for the refund of the Initial Deposit thereafter.

9. The Tenant shall at the request of the Landlord enter into, sign and execute such relevant agreements, deeds or documents in such form and substance as may be reasonably required by the Landlord to release the Landlord’s obligation in respect of the refund of the Initial Deposit and to give effect to such transfer of the Initial Deposit (less any deduction made hereunder).

PART IV	THE RENT AND OTHER CHARGES

Payment of Rent and the Service Charges

1. The Tenant shall pay Rent and the Service Charges with or without demand monthly in advance on the first day of each calendar month.

2. Payment of Rent and the Service Charges shall be made by banker’s order or credit transfer to any bank and account that the Landlord shall from time to time nominate or in such other manner as the Landlord shall from time to time direct.

3. The first payment of Rent and the Service Charges shall be made upon the signing hereof and shall be apportioned (if necessary) according to the number of days then unexpired of the first calendar month included in the Term. The last of such payments shall be apportioned (if necessary) according to the number of days remaining in the last calendar month of the Term.

4. If the day on which Rent and/or the Service Charges fall due is not a business day (defined as a day on which licensed banks in Hong Kong are open for business), the relevant payment shall be due and made on the preceding business day.

5. The Tenant shall not at any time exercise or seek to exercise any right or claim to withhold Rent and/or the Service Charges or any right or claim to legal or equitable set off.

Increase of the Service Charges

6. The Service Charges (or any item included therein) shall be subject to increase upon the Landlord giving to the Tenant not less than thirty (30) days’ notice in writing of such increase and upon the expiration of the notice the Service Charges (or any item included therein, as the case may be) shall be increased by the amount specified in the Landlord’s notice.

7. There shall be no restriction on the amount of the increase in the Service Charges or the number of occasions upon which the Landlord may call for an increase in the Service Charges provided that such increase shall not be more than once per annum and shall be related to or caused by increased actual or projected costs for the Landlord to provide such services to the Tenant. The Landlord’s assessment of the appropriate increase shall be final and binding on the Tenant.

Rates and Taxes to the Government

8. The Tenant shall punctually pay and discharge all rates, taxes, assessments, duties, charges, impositions and outgoings now or hereafter assessed, imposed or charged by the Government upon the Property or upon the owner or occupier thereof (Government Rent and Property Tax excepted)

9. Without prejudice to the generality of the foregoing, the Tenant shall, at the Landlord’s request, make any payment for rates imposed on the Property in the first place to the Landlord at least fourteen (14) days before such rates fall due and the Landlord shall settle the same with the Government.

10. In the event that no valuation of the Property has been made in accordance with the Rating Ordinance (Cap. 116), the Landlord shall be at liberty to make an interim valuation thereof on the basis of a rateable value equal to twelve (12) months’ Rent and to demand from the Tenant the amount which would be payable on such interim valuation on or quarterly basis and the same shall forthwith be paid by the Tenant to the Landlord and any over-payment or under-payment by the Tenant on such interim valuation shall be adjusted when a valuation under the Rating Ordinance shall have been made known.

11. The Landlord is entitled to treat non-payment of rates or any amount demanded from the Tenant in accordance with the foregoing clause in all respects as non-payment of Rent.

Management and Utility Charges

12. The Tenant shall punctually pay and discharge the same to the Manager or any other person entitled to receive the same under the Deed of Mutual Covenant or any other document or arrangement binding on the Landlord.

13. The Tenant shall also punctually pay and discharge to the relevant public utility companies or authorities all charges (including meter rents, if any) for gas, water, electricity (including that consumed in respect of air-conditioning (if any) provided by the Landlord), telex, telephone and other utilities and services as may be shown by or operated from the Tenant’s own metered supply or accounts rendered to the Tenant.

14. In the event that the Landlord has already effected payment of any deposit for such utilities and services, the Tenant shall at the request of the Landlord reimburse the Landlord whereupon the Landlord shall sign and deliver all relevant transfer forms and receipts to the Tenant.

Apportionment

15. If the Property has not been or cannot be separately assessed for such rates, charges or outgoings and only an aggregate sum of such rates, charges or outgoings is payable with respect to the Property and other premises belonging to the Landlord, the Landlord shall apportion the same in a fair and reasonable manner and the Tenant shall pay such apportioned sum to the Landlord in such manner as the Landlord shall direct.

16. All rates, charges and outgoings payable with respect to a period falling partly within the Term and partly outside the Term will be apportioned.

No Suspension Due to Non-User

17. For the avoidance of doubt, the sums payable under this Agreement whether to the Landlord or otherwise shall not abate or cease to be payable on account of any non-user of the Property at any time or from time to time.

PART V	THE TENANT’S OBLIGATIONS, RESTRICTIONS AND PROHIBITIONS

A.	Alterations and Installations

No Alterations without Approval of the Landlord

1. The Tenant shall not carry out Alterations to the Property without first obtaining the express approval of the Landlord and such approval shall not be unreasonably withheld.

2. Without prejudice to the generality of the foregoing, the Tenant shall not without first obtaining the express approval of the Landlord

3. (a) install in the Property any partition, door, window or glass, or any other fixture, fitting or addition or in any way alter the existing layout of the Property;

(b) alter or damage the Property or dive or drive or insert into the same any nail, screw, hook, bracket, or any other similar article;

(c) lay or use any floor covering or do anything which may damage or penetrate the existing flooring, floor screed or slab; or

(d) alter or make any connections with the existing service media or service systems running in, on or upon the Property.

External Walls and Exterior of Property

4. The Tenant shall not under any circumstances paint, damage or install anything on or outside the external or other loading walls of the Building.

5. The Tenant shall not install any iron bracket, canvas, canopy, exterior lighting shade, awning, sunblinds, aerial, pole masts or wire on the external walls enclosing the Property or any car park, roof, flat roof, balcony or verandah comprised in the Property.

Entrance Doors

6. The Tenant shall not in any way alter the appearance of the entrance door(s) and/or shop fronts of the Property without the prior consent of the Landlord.

7. The Tenant shall not install any lock or bolt to the entrance door(s) of the Property or alter the existing locks and bolts without the prior consent of the Landlord.

8. The Tenant shall not install at or outside any door or entrance of the Property any metal grille, shutter or gate which shall in any way contravene the Fire Services Ordinance (Cap. 95) and/or which may impede the free and uninterrupted passage over, through or along any of the Common Areas. The design of any metal grille, shutter and gate shall be approved by the Landlord prior to the installation thereof.

Signs and Facia

9. The Tenant shall not exhibit, display or install any placard, notice, facial, writing, banner, sign, signboard, decoration, advertisement or other device (whether illuminated or not) in, on or upon (i) the external walls enclosing the Property; or (ii) the Other Areas; or (iii) the Property so as to be visible from outside the Property.

10. The Tenant may have the business or trade name set out in the Specified Purpose displayed in lettering and/or characters on a facia at the entrance of the Property of such size, design and standard or workmanship and at such location as may be prescribed or previously approved by the Landlord and such consent shall not be unreasonably withheld. The Tenant shall at the Tenant’s sole costs maintain such facial as if it were part of the Property and shall remove the same upon the determination of this tenancy and all stipulations herein relating to Works done with respect to the Property shall apply to such facial.

Installation of Eguipments

11. The Tenant shall not, without the prior consent of the Landlord, install in the Property any equipment other than usual domestic appliances/ usual office appliances/ equipments usual and necessary for the industrial process carried on by the Tenant in the Property.

12. The Tenant shall not install in the Property any equipment which requires any additional electrical/gas main wiring/piping or which consumes electricity/gas not metered through the Tenant’s separate meters.

13. The Tenant shall not install in the Property any equipment which causes noise or vibration which can be heard or felt outside the Property or which may cause damage to the Property or the Other Areas.

14. Where an air-conditioning supply is provided by the Landlord and/or the Manager, the Tenant shall not install any air-conditioning equipment in or outside the Property.

15. The Tenant shall not install in the Property any safe or heavy equipment which imposes a weight on any part of the ceiling or the flooring in excess of that for which it was designed. The Landlord shall be entitled to prescribe the maximum weight and permitted location (s) for safes and other heavy equipments and to require the same to stand on supports of such dimensions and material to distribute the weight as the Landlord may deem necessary or desirable.

16. The Tenant shall make its own arrangements with the Hong Kong Telephone company Limited for the installation of telephones in the Property, but any installation of telephone line outside the Property must be made subject to the Landlord’s prior consent and in accordance with all directions given by the Landlord and/or the Manager.

B.	Maintenance

General

1. The Tenant shall keep the Property in good, clean, tenantable, substantial and proper repair condition and properly washed, decorated, preserved and painted (as may be appropriate) at all times and to so maintain the same at the expense of the Tenant and to the satisfaction of the Landlord.

2. The Tenant shall not bring or permit or suffer to remain on the Building any heavy equipment, goods or articles which shall or may strain or damage the Building or any part thereof nor suspend anything from any ceiling of the Building.

External Doors and Windows

3. The Tenant shall maintain and keep the external doors, windows and glass forming part of the Property at all times in a clean and sanitary state and condition. The Tenant shall if required by the Landlord employ at its own expense such cleaning contractor for the cleaning of the same as may be nominated by the Landlord from time to time.

4. The Tenant shall not block up, obstruct or obscure any window or light of the Property.

5. The Tenant shall at the option of the Landlord replace or pay to or reimburse the Landlord the cost of replacing all broken external glass in the Property whether the same shall be damaged by the act of the Tenant or the Tenant’s Licensees or owing to circumstances beyond the control of the Tenant.

Furniture and the Landlord’s Fixtures and Fittings

6. The Tenant shall, if so required by the Landlord, enter into maintenance contracts with respect to the Furniture for the entirely of the Term at the Tenant’s sole cost with such maintenance contractors, manufactures or suppliers as may be designated by the Landlord.

7. If any of the Furniture or the Landlord’s fixtures and fittings is found to be lost, destroyed or damaged beyond repair, the Tenant shall notify the Landlord and shall promptly replace the same with one of similar make and quality or, at the Landlord’s option, pay to the Landlord the cost of the replacement provided by the Landlord or the value of the articles found missing, destroyed or damaged beyond repair.

8. The Tenant shall not alter the Furniture or the position thereof or remove the Furniture from the Property without the prior consent of the Landlord.

Air-conditioning System

9. Where air-conditioning supply is provided and any equipment forming part of the air-conditioning system is installed in or about the Property (whether by the Landlord, the Tenant or otherwise) the Tenant will to the extent of the Tenant’s control over the same at all times use and regulate the same to ensure that the same is employed to the best advantage in the conditions from time to time prevailing and the Tenant will operate such part of the air-conditioning system within the Property in such manner as the Landlord may reasonably determine to ensure a reasonably uniform standard of air cooling or conditioning within the Building or such part thereof enjoying air-conditioning service from the same supply.

10. The Tenant shall not do anything which interferes with the air-conditioning system or which imposes an additional load thereon.

11. The Tenant shall keep all external doors and windows of the Property closed at all times during which air-conditioning supply is being provided to the Property.

Plumbing. Drainage and Sanitary Systems

12. The Tenant shall maintain the plumbing, drainage and sanitary systems serving the Property or the users therein and in particular all toilets and water apparatus located within the Property (or elsewhere if intended to be used by the Tenant and the Tenant’s Licensees) in good, clean, tenantable, substantial and proper repair condition during the Term to the satisfaction of the Landlord and in accordance with the Public Health and Municipal Services Ordinance (Cap. 132).

13. Without prejudice to the generality of the foregoing, the Tenant shall not

(a) use any part of the plumbing, drainage or sanitary systems of the Building for any purpose other than that for which it is intended; or

(b) do anything which might in any way damage, obstruct, render inoperative or interfere with the same including but not limited to throwing, discharging, depositing or inserting therein any fluid or matter of a malodorous, deleterious, poisonous or corrosive nature.

Electrical and Gas Equipments

14. The Tenant shall repair and/or replace any electrical or gas equipment or service media if the same becomes dangerous or unsafe or if such repair or replacement shall berequired by the Government, the relevant public utility company, the Manager or other relevant corporation or body as the case may be or reasonably required by the Landlord.

Fire Fighting Equipments

15. The Tenant shall maintain and refill, recharge or replace with items of similar make and quality (as the case may be) all fire extinguishers and other fire fighting equipments (if any) installed in the Property.

Protection from Damage

16. The Tenant shall take all reasonable precautions to protect the Property from storm, typhoon, heavy rainfall or the like and in particular the Tenant shall ensure that all external doors and windows are securely fastened upon the threat of such adverse weather conditions.

Protection from Encroachment

17. The Tenant shall take all necessary steps to prevent and shall not permit or suffer any encroachment upon the Property or the acquisition of any new right to light, passage or drainage or other easement or quasi-easement over, upon or under the Property and to notify the Landlord immediately of any threatened encroachment or attempt to acquire any such easement or quasi-easement.

18. The Tenant shall take all necessary steps to prevent trespassers from entering into, occupying, residing or using the Property in any way and without in any way affecting the above obligation of the Tenant, the Tenant shall notify the Landlord immediately of any trespass or attempted trespass.

Making Good of Defects

19. The Tenant shall make good all defects and wants of repair to the Property or anything therein for which the Tenant may be liable with all possible despatch and without any delay and in any event within thirty (30) days from the receipt of written notice from the Landlord or the Manager requiring the Tenant to amend and make good the same.

C.	Execution of Works

Conditions Precedent to the Execution of Works

1. In case of Alterations of a substantial nature the Landlord may require prior to the commencement of such Alterations the provision by the Tenant of adequate security in the form of a deposit of money or the provision of a bond as assurance to the Landlord that such Alterations will be completed in accordance with the stipulations herein.

2. Prior to the execution of Works that require any licence, permit, consent or approval of the Government, the relevant public utility companies, the Manager or any other person or corporation, the Tenant shall at its sole costs obtain such licence, permit, consent or approval and furnish to the Landlord a copy thereof. The Landlord’s approval to such Works shall not release the Tenant from this obligation. The Tenant shall not carry out such Works without such licence, permit, consent or approval.

Submission of Plans and Specifications

3. The Tenant shall submit all relevant plans, specifications, information and other particulars of all proposed Alterations for the Landlord’s approval. The Tenant shall submit all plans and specifications with respect to the first fitting out of the Property to the Landlord as soon as practicable after the date hereof and in any event within fourteen (14) days from the commencement of the Contractual Term.

Execution of Works

4. The Tenant shall fit out the Property and carry out and complete all Works with all due despatch after the approval for such Works has been given in a good and proper workmanlike manner using good quality materials and in all respects in a style appropriate to a first class shopping and/or commercial centre.

5. Without prejudice to the above, the Tenant shall not carry out Works which are not strictly in accordance with, inconsistent with or a breach of: -

(a) the plans and specifications as approved by the Landlord;

(b) the conditions (if any) imposed by the Landlord under any consent or approval;

(c) the relevant ordinances and requirements of the Government;

(d) the relevant licence, permit, consent or approval obtained in connection with such Works; and

(e) the rules and regulations as the Landlord and/or the Manager may reasonably impose from time to time.

Contractors

6. In carrying out Alterations or any repair or replacement work in connection with the electrical wiring or gas piping serving the Property, the Tenant shall only use contractors nominated by the Landlord in writing from time to time, or if no such nomination has been made, such contractors as may be previously approved by the Landlord.

7. If Alterations approved by the Landlord shall involve the construction or installation of any brick work, concrete or other items of a structural nature, the nominated or previously approved contractor abovementioned shall at all times work under the supervision of an authorised person engaged at the expense of the Tenant.

8. An approval of a contractor may be withdrawn by the Landlord at any time when the performance of the contractor approved is in the Landlord’s opinion not satisfactory.

Removal of Debris

9. The Tenant shall remove from the Building at the Tenant’s sole expense all rubbish or debris resulting from Works conducted in respect of the Property in the manner prescribed by the Landlord and/or the Manager.

D.	Plans, Documents and Information

1. The Tenant shall furnish to the Landlord forthwith upon receipt any notice, document, or order made, given or issued to, served on or brought to the notice of the Tenant or the Tenant’s Licensees concerning or in respect of the Property, the use and occupation thereof, the business or trade carried on therein, the Works executed in relation thereto or the services and utilities supplied thereto.

2. Provided such work is the responsibility of the Tenant and if called upon to do so the Tenant shall produce to the Landlord all plans, documents, receipts, certificates, licences, permits, consents, approvals and other evidence as the Landlord may require in order to satisfy itself that the stipulations herein have been complied with by the Tenant.

3. The Tenant shall give prompt written notice to the Landlord of:

(a) any damage to or defect in the Property;

(b) any damage to or defect in the Other Areas which is caused by or which should have come to the notice of the Tenant and/or the Tenant’s Licensees; and

(c) any incident or accident happening in the Property or any incident or accident happening in the Other Areas involving the Tenant or the Tenant’s Licensees that results in damage or injury to person or property and shall, if required by the Landlord, furnish particulars with respect thereto.

E.	User

Use for Specified Purpose

1. The Tenant shall use the Property only for the Specified Purpose and no other and in particular but without prejudice to the foregoing the Tenant shall use only the business or trade name set out in the Specified Purpose and no other for the business or trade carried on in the Property and shall not change such business or trade name without the prior consent of the Landlord.

Restrictions on Use

2. Without prejudice to the clause immediately above, the Tenant shall not use the Property

(a) for any illegal or immoral purpose;

(b) for the purpose of the production, manufacture or working of goods and merchandise nor for the storage of goods and merchandise other than stock reasonably required in connection with the Tenant’s business or trade carried on in the Property; or

(c) as sleeping quarters or as domestic or residential premises within the meaning of any ordinance for the time being in force nor to allow any person to remain in the Property overnight without the prior consent of the Landlord.

3. The Tenant shall not bring into the Building or keep or store in the Property any arms, ammunition, gun-powder, saltpetre, kerosene or other explosive, dangerous or prohibited goods within the meaning of the Dangerous Goods Ordinance (Cap. 295) or any similar ordinance for the time being in force except such prohibited goods which are reasonably necessary for the Tenant’s business or trade carried on in the Property and the Tenant shall only keep and store the same in the Property in strict compliance of the said Dangerous Goods Ordinance or such other ordinance (as the case may be) and all relevant stipulations in the licence, permit, consent or approval issued from time to time by the Government with respect to the storage of such goods.

F.	Compliance with the Laws of Hong Kong, etc

1. The Tenant shall observe, obey and comply with and indemnify the Landlord and keep the Landlord fully indemnified against the breach by the Tenant and/or the Tenant’s Licensees of:

(a) any provisions in an ordinance;

(b) any requirement or condition imposed by the Government, the public utility companies, the Manager or a court of competent jurisdiction under any notice, order, licence, permit, consent or approval;

(c) any stipulation in the Crown lease under which the Landlord holds the Property; or

(d) any stipulation in the Deed of Mutual Covenant or any regulation or bye-law made thereunder;

relating to the use and occupation of the Property, the business or trade carried on therein, the Works executed in relation thereto or the services and utilities supplied thereto and anything done, permitted, suffered or omitted therein or thereon by the Tenant or the Tenant’s Licensees.

2. The Tenant shall not do any act or thing by reason of which the Landlord may incur, have imposed upon it or become liable to pay any penalty, damages, compensation, costs, charges and expenses under the provisions, requirements, conditions, stipulations, regulations and bye laws abovementioned.

3. The Tenant shall observe, obey and comply with such regulations made or adopted by the Landlord pursuant to the powers hereunder.

G.	Restriction on Alienation or Sharing of Possession

1. The Tenant shall not hold on trust for another, assign, underlet, sublet, share, lend or part with the possession of or transfer the Property or any part thereof or any interest therein in any way whether by way of assigning, underletting, subletting, sharing, lending or other means nor enter into any agreement so to do, nor shall the Tenant enter into any agreement, arrangement or transaction whereby any person who is not a party hereto obtains the use, possession, occupation or enjoyment of the Property or any part thereof or any interest therein irrespective of whether any rental or other consideration is given therefor. Any breach of this clause shall entitle the Landlord to determine this tenancy forthwith.

2. This tenancy and this Agreement shall be personal to the Tenant named in Part I above and without in any way limiting the generality of the foregoing the following acts and events shall unless previously approved by the Landlord (which approval the Landlord may withhold without assigning any reason therefor) be deemed to be breaches of the clause immediately above: -

3. (a) in the case of an individual Tenant ( including a sole surviving partner of a partnership tenant) the death, insanity or other disability of that individual as a result of which the right to use, possess, occupy or enjoy the Property or any part thereof or any interest therein shall vest in the executors, administrators, personal representatives, next of kin, trustee, receiver or committee of any such individual;

(b) more new partners whether on the death or retirement of an existing partner or otherwise;

(c) in the case of the Tenant (or any of them if the expression ‘the Tenant” comprises two or more persons or corporations) which is a corporation, any takeover, reconstruction, amalgamation, merger, voluntary liquidation or change in the person or persons who owns or own a majority of its voting shares or who otherwise has or have effective control thereof;

(d) the giving by the Tenant (or any of them if the expression “the Tenant” comprises two or more persons or corporations) of a power of attorney or similar authority whereby the donee of the power obtains the right to use, possess, occupy or enjoy the Property or any part thereof or does in fact use, possess, occupy or enjoy the same; or

(e) the change of the Tenant’s business or trade name.

H.	Other Areas

No Damage to Other Areas

1. The Tenant shall not damage any part of the Other Areas including but not limited to:

(a) the equipments, service media and service systems therein;

(b) the fixtures, fittings and additions thereto;

(c) the fabric or decorative features thereof; and

(d) the trees, plants, shrubs or plantation therein or thereabout.

No Obstruction of the Other Areas

2. The Tenant shall not leave, expose or install in the Other Areas any equipment or service media nor place, expose or leave thereat any goods, merchandise, furniture, box, package, rubbish, article or thing or otherwise obstruct or encumber the same.

3. The Tenant shall not permit or suffer the Tenant’s Licensees to queue up or aggregate outside the Property thereby causing obstruction to the Other Areas.

Appearance and Hygiene of the Other Areas

4. The Tenant shall not do anything that causes the Other Areas or any part thereof to become dirty, untidy or unhygienic and shall use all reasonable endeavors to assist the Landlord and/or the Manager to keep the Common Areas free from deposits of material and refuse.

Lifts and Escalators

5. The Tenant shall not place in or on the lifts or escalators in the Building anything the weight of which shall exceed the maximum weight as shown (if any) and shall use the same in a proper manner.

Parking

6. The Tenant shall only park in or use the car parks, loading and unloading areas or vehicular passages in the Land and the Building strictly in accordance with the directions given and the regulations made by the Landlord and/or the Manager from time to time and upon the payment of the prescribed charges (if any). Any vehicle parked, placed or left standing at such car park, loading and unloading area or vehicular passage in breach of this clause is liable to be towed away or clamped at the discretion of the Landlord and/or the Manager.

Loading and Unloading

7. The Tenant shall load and unload goods only at such times during such hours at such location(s) and through such entrance(s) and by such service lift(s) as shall be designated by the Landlord and/or the Manager for this purpose from time to time.

8. The Tenant shall not move or transport any heavy or bulky equipment, furniture or other article or thing into, out of or through the Building without notifying the Landlord and the Manager in advance and shall comply with all reasonable directions or instructions given by the Landlord and/or the Manager in connection therewith.

No Distribution of Pamphlets etc

9. The Tenant shall not without the prior consent of the Landlord tout or solicit for business or distribute pamphlets, notices or advertising matters in the Other Areas.

Directory Boards

10. Where the Landlord or the Manager provides one or more directory boards in the Common Areas, the Tenant shall pay to the Landlord and/or the Manager (as the case may be) immediately upon demand the cost of affixing, repairing or replacing as necessary the Tenant’s business or trade name set out in the Specified Purpose in lettering or characters thereupon.

I.	Business Operations

Licences and Permits for the Tenant’s Business

1. The Tenant shall obtain, maintain valid and in force and observe, obey or comply with all licences, permits, consents and approvals required by the Government and other relevant corporations or bodies in connection with the Tenant’s use or occupation of the Property or the business or trade carried on therein prior to the commencement of such use, occupation or the carrying on of the business or trade therein. The Landlord shall not in any way be responsible for the non-issuance or revocation of any such licence, permit, consent or approval for whatever reason.

Not to Prejudice Goodwill

2. The Tenant shall not use the Property or conduct its business in such a manner as to prejudice the goodwill and reputation of the Landlord or the Building.

No Use of Building or Landlord’s Name/Logo

3. The Tenant shall not without the prior consent of the Landlord and all other necessary parties use the name/logo of the Landlord, the Building or any arcade, podium, shopping centres, towers or structures in the Building or any part of such name/logo or any picture, representation or likeness of the whole of part of any such name/logo in connection with the business or trade of the Tenant or for any purpose whatsoever other than to indicate the address and place of business of the Tenant.

Opening Hours of Business

4. The Tenant shall trade actively throughout substantially the whole of the Property and keep the Property open for business furnishing first class service to patrons and customers during normal trading hours every day throughout the year (Chinese customary holidays and holidays of the Tenant’s trade excepted and also a reasonable period of renovation requiring the suspension of business excepted) . Without prejudice to the generality of the foregoing any suspension of the Tenant’s business for a period of more than three (3) consecutive days without the prior consent of the Landlord shall constitute a material breach of this provision entitling the Landlord to determine this tenancy forthwith and re-enter upon the Property.

Shop windows

5. The Tenant shall at its own expense keep lit the shop windows, showcases and shopsigns in the Property during such hours as the Common Areas are open to the public and for the better observance of this clause the Tenant shall, if required by the Landlord, permit the Landlord and/or the Manager to control the electrical circuits to the said shop windows, showcases and shopsigns.

6. The Tenant shall keep all shop windows and showcases attractively dressed in a manner and design appropriate to a first class commercial complex/ the neighbourhood.

No Auctions

7. The Tenant shall not conduct any auction, or fire, bankruptcy, close out or similar sales of things or properties of any kind or any form of unethical business operation on the Property or elsewhere in the Building.

J.	Miscellaneous

Full co-operation with the Landlord

1. The Tenant shall not interfere with or obstruct the servants, contractors, agents or workmen of the Landlord in the performance of their duties.

2. In carrying out Works, the Tenant shall and shall cause the Tenant’s Licensees to co-operate fully with the Landlord and/or the Manager and all servants, contractors, agents and workmen of the Landlord and the Manager and with other owners, tenants and contractors carrying out Works in the Other Areas. The Tenant shall also observe, obey and comply with and cause the Tenant’s Licensees to observe, obey and comply with all reasonable instructions and directions which may be given by the Landlord and/or the Manager and/or their respective servants, contractors, agents or authorised representatives in connection with the carrying out of such Works.

3. The Tenant shall permit the Landlord at all times and with reasonable prior notice to exercise without interruption or interference any of the rights granted to it or excepted and reserved unto it by virtue of this Agreement, including but not limited to permitting the Landlord and all others authorised by it to have access to all parts of the Property and affording all reasonable co-operation to the same including but not limited to clearing and removing all obstructions and obstacles in their way.

No Undesirable Conduct

4. The Tenant shall not produce at any time in the Property or the Other Areas any music, sound or noise (including sound produced by broadcasting from Rediffusion, television, radio or any other service or by any equipment or instrument capable of producing or reproducing music or sound) that may be heard outside the Property and constitute a nuisance or to give cause for reasonable complaint from the tenants or occupiers of any Other Areas or persons using or visiting the same.

5. The Tenant shall not do anything, keep anything in the Property or allow anything to remain upon the Property which may be or become a nuisance, annoyance, disturbance or inconvenience or likely to cause damage or danger to the Landlord or to the tenants or occupiers of any Other Areas or to persons using or visiting the same or which is likely to cause any fire risk or other hazard in the Property or in the Building.

6. The Tenant shall not display any flashing or intense light in the Property that can be seen from outside the Property. The Tenant shall not display any lighting arrangement that can be seen from outside the Property without the prior express consent of the Landlord and such consent shall not be unreasonably withheld.

7. The Tenant shall not keep or do anything in the Property that produces noxious or offensive odours.

8. The Tenant shall not do anything which in any way interferes with or affects or which is likely to interfere with or affect the management and the maintenance of the Land or the Building.

9. The Tenant shall notbring, keep, store, stock or lay out upon any car park, roof, flat roof, verandah or balcony comprised in the Property any equipment, bin, carton, box or any item or thing which is or might become untidy, unclean, unsightly or in any way detrimental to the Property, the Other Areas or other adjoining or neighbouring premises.

No preparation of Food

10. The Tenant shall not prepare any food in the Property (unless expressly permitted in the specified Purpose) and shall not bring into or remove from the Property any food or food container except by service lift(s) and entrance(s) as may be designated by the Landlord from time to time.

Animals and Pets

11. The Tenant shall not keep or harbour any animal or pet in the Property. The Tenant shall be responsible for the conduct of any animal or pet kept in the Property in breach of this clause or allowed into the Building by the Tenant or the Tenant’s Licensees.

Infestations

12. The Tenant shall not allow the Property to become infested by termites, rats, mice, cockroaches or other pests or vermin. The Tenant shall take all steps and precautions as may be required by the Landlord to prevent such infestation and employ at the Tenant’s cost such pest extermination contractors as the Landlord may require and at such intervals as the Landlord may direct.

Refuse and Garbage Removal

13. The Tenant shall not throw out or discard from the Property any refuse, rubbish, litter or any other article or thing whatsoever except in the course of the proper disposal thereof.

14. The Tenant shall dispose of refuse and garbage only in such manner and to such location ( s) as shall be specified by the Landlord and/or the Manager from time to time and to use only that type of refuse container as is specified by the Landlord and/or the Manager from time to time. The Tenant shall ensure that all refuse containers shall be fully sealed at all times.

15. In the event of the Landlord and/or the Manager providing or procuring a collection service for refuse and garbage the same shall be used by the Tenant to the exclusion of any other similar service and the use of such service provided or procured by the Landlord and/or the Manager shall be at the sole cost of the Tenant.

No Protrusions from the Property

16. The Tenant shall not allow any equipment, service media or any article or thing to protrude or be suspended from the Property or hang any laundry, clothing or any other article or thing outside the Property or the Building.

K.	Insurance

Insurance of Property

17. The Tenant shall at the option of the Landlord either:

(a) at all times during the Term effect insurance in respect of the Property with a reputable insurance company to the reasonable satisfaction of the Landlord;

(b) pay to and reimburse the Landlord on demand the insurance premium payable under any insurance policy effected by the Landlord with respect to the Property (and if the relevant insurance policy is effected with respect to the Property and other premises belonging to the Landlord, the Landlord shall apportion the premium in a fair and reasonable manner and the Tenant shall pay the apportioned premium) and attributable to the Term.

18. Nothing in this clause shall impose an obligation on the Landlord to effect any insurance or at all with respect to the Property or to use any insurance money received by virtue of such insurance in any manner.

Insurance in Relation to Third Party Liability

19. The Tenant shall at all times during the Term effect and maintain a policy or policies of insurance against workmen’s compensation, public liability or third party risks and such other risks as the Landlord shall consider appropriate and indemnify the Landlord and keep the Landlord fully indemnified against all damage, damages, loss, costs, expenses, proceedings, actions, claims, demands and liabilities made against or suffered or incurred by the Landlord in connection therewith. Where required by the Landlord, the Tenant shall cause the Tenant’s contractors and others engaged in Works for the Tenant to insure against such risks as the Landlord may reasonably require.

Insurance of Contents

20. The Tenant shall if and when required by the Landlord effect with a reputable insurance company adequate insurance cover for property placed or installed inside the Property including without limitation the Furniture and all other fixtures, fittings, furniture, equipments, goods, chattels, samples, stock and personal effects against all risks including but not limited to those risks, perils or circumstances for which the Landlord’s liability is expressly or impliedly excluded hereunder.

No Other Insurance

21. The Tenant shall not affect any other insurance of the Property without the prior consent of the Landlord.

The Insurance Policy

22. The policy or policies effected by the Tenant pursuant to this section K shall be in the name of the Tenant and endorsed to show the Landlord as registered owner of the Property and shall be in such amount as the Landlord shall from time to time reasonably stipulate and shall contain a clause to the effect that the insurance cover thereby effected and the stipulations therein shall not be cancelled, modified or restricted without the prior consent of the Landlord.

23. The Tenant hereby further undertakes to produce and make available to the Landlord, as and when so required by the Landlord, any policy of insurance effected by the Tenant in respect of the Property together with the receipt for the last payment of premium and a certificate from the relevant insurance company that the policy is fully paid up and in all respects valid and subsisting in default of which the Landlord shall be entitled (but not obliged) to effect such insurance cover at the Tenant’s expense.

24. If at any time the Tenant shall be entitled to the benefit of any insurance on the Property (whether or not effected or maintained in pursuance of any obligation contained in this section) the Tenant shall apply all moneys received by virtue of such insurance in making good the loss or damage in respect of which such money shall have been received Provided that where the Property is damaged or destroyed and this tenancy is subsequently determined pursuant to Part IX, the Tenant shall pay all such moneys received to the Landlord.

No Breach of Insurance Policies Affected by the Landlord and/or the Manager

25. The Tenant shall not do anything whereby the policy or policies of insurance on or covering the Property or the Common Areas against damage by fire and/or other insurable perils or liability to third parties for the time being subsisting (whether the same is effected by the Landlord, the Tenant or the Manager) may become void or voidable or whereby the rate of premium or premium thereon may be increased. If as a result of a breach of this clause such policy or policies shall be cancelled or rendered ineffective or if the premium in such policy or policies shall be increased, the Tenant shall be responsible for and indemnify the Landlord against all damage, damages, loss, costs, expenses, proceedings, actions, claims, demands and liabilities made against or suffered or incurred by the Landlord consequent on or as a result of a breach of this clause and the Landlord shall be entitled to determine this tenancy forthwith.

L.	Indemnity

1. In addition to the various specific indemnities given by the Tenant herein, the Tenant shall be wholly responsible for and indemnify the Landlord and keep the Landlord fully indemnified against all damage, damages, loss, costs, expenses, proceedings, actions, claims, demands and liabilities made against or suffered or incurred by the Landlord whether directly or indirectly caused by, through or in any way owing to or arising from:

(a) the defective or damaged condition of the internal part of the Property;

(b) the spread of fire, smoke, fumes or gas or the leakage or overflow of water (including storm or rain water) or other fluid or the leakage of electric current or the escape of any substance or thing from the Property;

(c) the improper use of the Property;

(d) Works carried out by the Tenant or the Tenant’s Licensees;

(e) anything installed at, thrown out of or projecting, protruding or suspending from the Property;

(f) any act of the Tenant or the Tenant’s Licensees; or

(g) any breach by the Tenant of the stipulations herein or any of the matters to which this tenancy is subject.

2. The Tenant shall take all necessary steps to ensure that the Tenant’s Licensees are fully aware of and agree to the stipulations in this Agreement, especially the prohibitions and exclusion stipulations herein. The Tenant is and shall be responsible for the acts of the Tenant’s Licensees and for any loss and damage to person or property they may suffer in the Property or the Other Areas and shall indemnify and keep the Landlord fully indemnified against all proceedings, actions, claims and demands made against the Landlord by any of the Tenant’s Licensees with respect thereto.

M.	Yielding Up

1. At the determination of this tenancy, the Tenant shall quietly yield up vacant possession of the Property in the repair and condition referred to in clause 1 of section B of this Part notwithstanding any rule of law or equity to the contrary. The Tenant shall thereupon surrender to the Landlord all the keys giving access to all parts of the Property and the toilet facilities (if any) used by the Tenant. For the avoidance of doubt, the Tenant shall not be entitled to claim any compensation or damage from the Landlord in respect of such fixtures, fittings and additions installed in or improvements made to the Property by the Tenant.

2. Notwithstanding the clause immediately above, the Tenant shall, at the request of the Landlord but at the Tenant’s own expense.

(a) remove the Tenant’s partitions and additions therein and thereto (whether of a non-structural or structural nature) (or any part thereof as the Landlord may stipulate) and in such event the Tenant shall make good all damage caused to the Property and/or the Building by such removal;

(b) if the Tenant has made alterations to the Property, reinstate the same (or any part thereof as the Landlord may stipulate) to its original state and condition (fair wear and tear excepted); and

(c) remove at the Tenant’s expense all lettering and characters from all the doors, walls or windows of the Property and to make good all damage caused by such removal all Works in connection therewith to be completed on or before the yielding up of the Property to the Landlord upon the determination of this tenancy.

3. The Tenant shall remove all signs and all trade fixtures and fittings installed by the Tenant and make good all damage effected to the Property or the Building or the furnishings and decorations therein before the yielding up of the Property to the Landlord upon the determination of this tenancy.

PART VI	THE LANDLORD’S OBLIGATIONS

Quiet Possession

1. The Landlord shall permit the Tenant, if the Tenant shall have duly paid all Moneys Payable on the days and in the manner herein provided for the payment of the same and observing and performing the stipulations herein, to have quiet possession and enjoyment of the Property during the Contractual Term without any interruption by the Landlord or any person lawfully claiming under, through or in trust for the Landlord subject to the rights referred to in Part II.

Government Rent and Property Tax

2. The Landlord shall pay the Crown Rent and the Property Tax attributable to or payable in respect of the Property.

Main Structure and Service Media

3. The Landlord shall use reasonable endeavors to procure the Manager to maintain and keep the main electricity supply cables, main drains, main water pipes, main walls, the lifts, the escalators and the air-conditioning plant (so far as it relates to the Property but except in so far as the same are within the responsibility of the Tenant hereunder) therein in a proper state of repair and condition Provided that the Landlord shall not be liable for a breach of this clause unless and until written notice of any defect or want of repair has been given to the Landlord by the Tenant and the Landlord has failed to take reasonable steps to procure the Manager to repair or remedy the same after a lapse of a reasonable time after the notice was served on the Landlord.

PART VII	LANDLORD’S RIGHTS AND REMEDIES

Right to Enter the Property

1. The Landlord shall have the full and free right and liberty to enter upon the Property at any time upon reasonable prior notice upon the Property with or without workmen or others and with or without appliances and if necessary to open up the floors, ceilings and walls of the Property:

(a) to view, inspect and test the state of repair and the condition of the Property;

(b) to ascertain that the stipulations herein have been observed and performed by the Tenant;

(c) to take schedules or inventories of fixtures and other items to be yielded up on the determination of this tenancy;

(d) to inspect the state and condition of and maintain the Other Areas and the service systems and service media serving the same where such inspection or work would not otherwise be reasonably practicable;

(e) to execute all Works necessary for remedying any breach by the Tenant of any stipulations herein regarding alteration, maintenance or decoration;

(f) to execute all necessary or desirable Works in respect of the Building and to prevent damage to any part of the Building;

(g) for the purpose of obtaining access to and egress from the external walls enclosing the Property, or any equipment, machinery or switch rooms or the like remaining under the control of the Landlord;

(h) to install, alter, inspect, cleanse, connect to, repair or maintain any of the service media referred to in clause 2 of the Second Schedule or to execute all Works in connection therewith;

(i) to execute all Works or do anything whatever comprised within the Landlord’s obligation under this Agreement; or

(j) to exercise any of the rights granted, excepted or reserved to the Landlord under this Agreement.

Provided that the Landlord shall cause as little damage to the Tenant’s property or inconvenience to the Tenant as possible and forthwith make good any damage caused by the negligence of the Landlord or by the opening up of the floors, ceilings and walls of the Property if such opening up was not necessitated by a breach of the Tenant of the stipulations herein.

2. If the Landlord cannot gain access to the Property or any part thereof when for any reason an entry therein shall be necessary or permissible hereunder, the Landlord or the Landlord’s agents may forcibly enter the Property or such part thereof without rendering the Landlord or such agents liable to any claim or cause of action for damages by reason thereof if during such entry the Landlord shall accord reasonable care to the contents therein provided that this right and authority do not impose nor does the Landlord assume by reason thereof any responsibility or liability whatsoever for the care or supervision of the Property or anything inside in any manner except as may be herein specifically provided.

3. At any time during the last three (3) months of the Contractual Term and thereafter or at any time after the happening of any event set out in clause 19 of this Part VII, the Landlord shall have the right to:

(a) bring or authorize prospective tenants or purchasers to enter and inspect the Property at all reasonable times upon prior reasonable notice; and

(b) install and maintain upon any external part of the Property a notice indicating that the Property is to be let and/or for sale and containing such other information in connection therewith as the Landlord shall think fit, which notice the Tenant shall not damage or conceal.

Rights with Respect to Consents and Approvals

4. The Landlord is under no obligation to consider any application for consent or approval unless and until the Tenant shall have submitted to the Landlord all relevant plans and specifications, information and other particulars as the Landlord may reasonably request for its consideration.

5. The Tenant shall on demand pay to the Landlord on an indemnity basis all costs, fees, charges, disbursements and expenses (including but not limited to those payable to counsels, solicitors, architects, surveyors or engineers) incurred by the Landlord in relation or incidental to every application made by the Tenant to the Landlord, the Manager or the existing mortgagee/chargee of the Property for consent or approval required under this Agreement whether such consent or approval is granted or refused or proffered subject to any qualification or condition or whether such application is withdrawn.

6. The Landlord may give its consent or approval subject to such conditions as the Landlord shall consider appropriate and may refuse such consent or approval without assigning any reason therefor. Upon the Tenant acting on such consent or approval, any condition imposed on the Tenant shall be considered as incorporated into this Agreement and deemed to form part of the Tenant’s obligations herein, and any subsequent failure to comply with those conditions will entitle the Landlord to exercise its rights hereunder.

Rights to Make Regulations

7. The Landlord shall be entitled from time to time by notice in writing to the Tenant to make, introduce and subsequently amend, adopt or abolish if necessary such regulations as it may consider necessary for the proper operation, management and maintenance of the Building or that part of the Building of which the Landlord is the owner.

8. Such regulations shall be supplementary to the stipulations herein and shall not in any way derogate from such stipulations. In the event of conflict between such regulations and the stipulations herein, the stipulations herein contained shall prevail.

9. The Landlord shall not be liable for any loss or damage however caused arising from any non-enforcement of the regulations or the breach thereof by any person.

Rights to Make Good

10. If the Tenant fails to perform or comply with any positive obligations hereunder, the Landlord, upon giving notice to the Tenant of such breach and asking the Tenant to remedy such breach within a prescribed period and upon the Tenant’s failure to comply with such notice within the prescribed time, shall have the right to perform such obligation for and on behalf of the Tenant.

11. If the Tenant shall have executed Works or done any installations or alterations in breach of any of the stipulations herein, the Landlord, upon giving notice to the Tenant of such breach and asking the Tenant to reinstate and make good within a prescribed period and upon the Tenant’s failure to comply with such notice within the prescribed period, shall have the right to reinstate and make good the Property or the Other Areas affected by such installations and alterations and remove the Tenant’s installations specified in the notice for and on behalf of the Tenant.

12. If the Tenant fails to pay on the due date any rates, charges, outgoings under this Agreement, the Landlord shall have the right to make such payment (together with any interest or penalty payable as a result of the Tenant’s failure to make such payment)

13. If the Tenant is in breach any of the negative stipulations herein and causes damage to the Other Areas or malfunction, blockage or breakdown of or damage to any service system or any service media in the Building, the Landlord shall have the right (without prejudice to the Tenant’s obligation to notify the Landlord forthwith and proceed to repair and make good such damage, malfunction, blockage or breakdown) to undertake the repairs itself.

Rights with Respect to the Tenant’s Belongings

14. If the Tenant or any of the Tenant’s Licensees leaves, exposes or installs any article or thing in the Other Areas or if any article or thing or any belongings of the Tenant or the Tenant’s Licensees remains in or on the Property after the Tenant has vacated the Property on the determination of this tenancy, the Landlord shall have the right to remove such articles, things or belongings and store them at a place convenient to the Landlord.

15. If the Tenant fails to pay all relevant removal expenses and storage charges and collect such articles, things or belongings from the Landlord within seven (7) days after being requested in writing by the Landlord to do so or if after using its best endeavors the Landlord is unable to make such a request to the Tenant within fourteen (14) days from the first attempt so made by the Landlord, the Landlord may at its sole discretion but at the Tenant’s sole cost and expense:-

(a) dispose of or throw away such articles, things or belongings or any part thereof; and/or

(b) store such articles, things or belongings or any part thereof at a place convenient to the Landlord; and/or

(c) sell such articles, things or belongings or any part thereof as the agent of the Tenant in such manner, at such price and upon such terms as the Landlord shall think fit.

16. Unless the Tenant shall make payment of any outstanding claim the Landlord has against the Tenant (including but not limited to payment of the costs and expenses incurred in the disposal, storage, and/or sale of such articles, things or belongings with interest thereon) within three (3) months from the date upon which the Tenant vacated the Property, the Landlord shall be entitled to retain such articles, things or belongings not disposed of or thrown away and/or the sale proceeds absolutely.

17. The Landlord shall not by the exercise of its rights under clauses 14 to 16 of this Part VII incur any liability to the Tenant or any other person whomsoever for the loss or damage of the any such articles, things or belongings or any part thereof and the Tenant shall indemnify and keep the Landlord fully indemnified against

(a) any liability incurred by it to any third party (whether a Tenant’s Licensee or not) whose property shall have been disposed of, thrown away, used, stored or sold by the Landlord in the mistaken belief held in good faith (which shall be presumed unless the contrary be proved) that such articles, things or belongings belonged to the Tenant;

(b) any damage occasioned to the Property and/or the Other Areas in the course of removing such articles, things or belongings or any part thereof; and

(c) all damage, damages, loss, costs, expenses, proceedings, actions, claims, demands and liabilities made against or suffered or incurred by the Landlord whether directly or indirectly caused by, through or in any way owing to or arising from the presence of such articles, things or belongings in the Property and/or the Other Areas.

Rights on Non-Payment of Moneys Payable

18. If the Tenant fails to pay any Moneys Payable on the due date the Landlord shall be entitled to:-

(a) recover the same from the Tenant as a civil debt or deduct the same from the Rental Deposit in the manner provided above; and/or

(b) charge a collection charge of such sumas the Landlord shall determine from time to time for the additional work incurred by the Landlord’s staff in collecting or attempting to collect the Moneys Payable in arrears or anypart thereof from the Tenant; and/or

(c) disconnect or discontinue the utility supplies to the Property and/or the supply of services to the Property provided by the Landlord and/or the Manager at the cost of the Tenant; and/or

(d) charge interest at two (2) per cent per annum over the best lending rate from time to time of the Hong Kong and Shanghai Banking Corporation Limited or such other bank as the Landlord may from time to time nominate in writing calculated on a daily basis in respect of any Moneys Payable as shall be more than fourteen (14) days in arrears (whether formally demanded or not) and such interest shall be payable from the date upon which such payment in arrears fell due and not fourteen (14) days thereafter to the date of payment whether before or after any judgment.

Rights of Determination of This Tenancy

19. If and whenever during the Term

(a) any Moneys Payable is in arrears for fourteen (14) days after becoming due whether formally demanded or not;

(b) there is a breach by the Tenant of any stipulation herein which expressly provides that the Landlord is entitled to determine this tenancy forthwith on default;

(c) there is a breach by the Tenant of any stipulation herein more than twice or a breach by the Tenant which the Tenant fails to rectify within a period of thirty (30) days of being advised in writing of the breach;

(d) the Tenant fails to pay any Moneys Payable on the due date more than twice;

( e) the Tenant suspends or ceases or threatens to suspend or cease to carry on its business without the Landlord’s prior consent;

(f) the Tenant (or any of them if the expression “the Tenant” comprises two or more persons or corporations) who is an individual (or an individual partner of a partnership Tenant) becomes bankrupt or has a receiving order made against it;

(g) the Tenant (or any of them if the expression “the Tenant” comprises two or more persons or corporations) which is a corporation (or a corporate partner of a partnership Tenant) goes into liquidation whether compulsory or voluntary (but not if the liquidation is for amalgamation or reconstruction and has been previously approved by the Landlord) or has a receiver appointed;

(h) the Tenant (or any of them if the expression “the Tenant” comprises two or more persons or corporations) stops or suspends payment of its debts or is unable to or admits inability to pay its debts as they fall due or enters into any scheme or arrangement with its creditors or has any encumbrancer taking possession of any of its assets; or

(i) the Tenant (or any of them if the expression “the Tenant” comprises two or more persons or corporations) suffers distress or execution levied on it goods then and in any such case the Landlord shall have the right at any time thereafter to determine this tenancy and re-enter upon the Property or any part thereof in the name of the whole (even if any previous right of reentry has been waived) and resume possession of the Furniture and the Landlord may (but is not obliged to) forfeit the Rental Deposit.

20. The determination of this tenancy by the Landlord shall be without prejudice to any right or remedy accrued to the Landlord in respect of any outstanding breach by the Tenant of the stipulations herein or the Landlord’s right to deduct from the Rental Deposit.

21. The Tenant hereby irrevocably authorises the Landlord to open any door or lock to the Property, forcibly if need be, to exercise its right of re-entry upon determination of this tenancy under clause 19 of this Part VII.

22. Upon the determination of this tenancy under clause 19 of this Part VII, the Landlord shall have the right, if this Agreement shall have been registered in the Land Registry, to register thereat an instrument signed by the Landlord alone to evidence such termination.

Right of Early Termination upon Sale or Re-development

23. Notwithstanding anything to the contrary herein contained, it is hereby agreed between the parties hereto that if the Landlord shall resolve to sell the Property or the Building or any part or share thereof which shall include the Property or if the owners of the Building of which the Landlord is one shall resolve to demolish and/or rebuild the Building (which intention to sell, demolish and/or rebuild shall be sufficiently evidenced, in the case of a corporate Landlord, by a copy of the Resolution of its Board of Directors certified be a true and correct copy by its Secretary) then in any one of its events the Landlord shall be entitled at any time during the Term give at least six (6) calendar months’ notice in writing to the Tenant determining this tenancy and immediately upon the expiration of such notice this tenancy and everything herein contained shall cease and determine and be of no further effect but without prejudice to rights and remedies of either party against the other in respect of any antecedent claim or breach of the stipulations herein.

Recovery of Costs and Expenses

24. The Landlord is entitled to seek reimbursement from the Tenant and the Tenant shall pay on demand to the Landlord all payments made by the Landlord for and on behalf of the Tenant and all reasonable costs, fees, charges, disbursements and expenses (including but not limited to court fees and those fees and charges payable to counsels, solicitors, auctioneers, architects, surveyors, engineers, debt collectors and bailiffs) incurred by the Landlord in relation or incidental to the exercise of the Landlord’s rights under this Part VII including but not limited to all reasonable costs, fees, charges, disbursements and expenses incurred in

(a) work done in performing any positive obligations which the Tenant fails to perform;

(b) making payment to third parties (together with interest and penalty) which is due and payable by the Tenant under the stipulations herein;

(c)  work done in removing alterations and installations made by the Tenant in contravention of this Agreement and reinstating and making good the Property and/or the Other Areas;

(d) the disposal, storage and sale of goods, stock, or property installed, left or placed in the Property or the Other Areas in breach of this Agreement;

(e) the recovery or attempted recovery of arrears of any Moneys Payable by court or other proceedings or by any other lawful method (including but not limited to the distrain by the Landlord for arrears of Rent and the Service Charges);

(f) the preparation and service of

(i) any forfeiture notice whether under section 58 of the Conveyancing and Property Ordinance (Cap. 219) or otherwise notwithstanding that forfeiture is avoided or relief against forfeiture is granted by the court; and

(ii) any notice specifying a breach of the Tenant’s stipulations herein or want of repair;

(g) the termination of this tenancy and the re-entry of the Property under clause 19 of this Part VII; and

(h) the mitigation and minimization of loss, damage, cost and expense suffered or incurred by the Landlord as a result of a breach by the Tenant of the stipulations herein.

General

25. The acceptance of any Moneys Payable shall not be deemed to operate as a waiver by the Landlord of any rights to proceed against the Tenant in respect of any breach by the Tenant of the stipulations herein. The Landlord’s receipt of any such purported payment of Rent or the Service Charges shall be deemed to be an acceptance of mesne profits only unless the right to proceed against the Tenant is expressly waived by the Landlord in writing.

26. The rights and remedies of the Landlord under this Agreement are cumulative and not exclusive of each other or any other right or remedy provided by law. No single or partial exercise of any of the Landlord’s rights shall in any way prejudice, affect or derogate from the other rights and remedies available to the Landlord or preclude any other or further exercise of any other rights of the Landlord.

27. No condoning, excusing or overlooking by the Landlord of any breach by the Tenant at any time of the stipulations herein or failure to exercise or delay in exercising any right hereunder by the Landlord shall defeat or affect in any way or operate as a waiver of the Landlord’s rights and remedies hereunder in respect of any such continuing or subsequent breach and no waiver by the Landlord shall be inferred from or implied by anything done or omitted by the Landlord unless expressed in writing and signed by the Landlord.

28. Nothing in this Part VII shall entitle the Tenant to withhold or delay any payment of any Moneys Payable after the date upon which they fall due or any performance of the Tenant’s obligations herein.

29. For the avoidance of doubt, this Part VII shall survive the determination of this tenancy.

PART VIII	EXCLUSIONS

General Exclusions

1. The Landlord shall not under any circumstances be under any liability whatsoever to the Tenant or to Tenant’s Licensees any person whomsoever nor shall the Tenant or the Tenant’s Licensees have any claim against the Landlord in respect of (i) any loss, damage or injury to person or property; (ii) any loss of business; or (iii) any cost, charge or expense sustained or incurred by the Tenant or the Tenant’s Licensees caused by, through or in any way owing to or arising from

(a) adverse weather conditions or other calamities or beyond the control of the Landlord;

(b) the spread of fire, fume, smoke or gas or the leakage or overflow of water (including storm or rain water) or other fluid or the leakage of electric current or the escape of any substance or thing from other premises situate in or adjacent to the Building;

(c) any defect in, malfunction, explosion, suspension, interruption or the breakdown of or the damage to the lifts and escalators, the service systems, the electric power, the water or gas supplies or other services or facilities provided to or in the Property or the Building for any reason whatsoever;

(d) (without prejudice to the other subclauses of this clause) any accident happening in the Other Areas;

(e) the activity of termites, rats, mice, cockroaches or other pests or vermin in the Building;

(f) the act of the owners, tenants or occupiers of any part of the Other Areas; or

(g) the inadequacy or inefficiency of the building management services rendered by the Manager or the failure to render the same or the suspension and interruption thereof for whatever reasons.

Safekeeping of Tenant’s Property

2. The Landlord shall not under any circumstances be under any liability whatsoever to the Tenant or to any person whomsoever for the theft, loss or damage of the property and belongings of the Tenant or the Tenant’s Licensees or articles or chattels placed or left in the Property or the Other Areas and in particular but without prejudice to the generality of the foregoing the provision by the Landlord and/or the Manager of watchmen and caretakers or any security system shall not create any obligation on the part of the Landlord and/or the Manager as to the security or safekeeping of such property, belongings, articles or chattels and the responsibility for the safety thereof shall at all times rest with the Tenant.

No Warranty as to Fitness for Purpose

3. The Landlord does not warrant and nothing herein or in any consent or approval granted by the Landlord shall imply or warrant that the Property is fit for the purpose for which is let or for any purpose whatsoever intended to be used by the Tenant and shall not be responsible or liable to the Tenant for any loss or damage in respect thereof.

No Liability for Interruptions

4. The Landlord shall not under any circumstances be under any liability whatsoever to the Tenant for any alleged or actual disturbance, nuisance or interference with the use of the Property arising out of the operations including but not limited to Works that may be carried on by the Landlord its servants, contractors, agents and workmen in connection with the exercise of the Landlord’s rights hereunder notwithstanding the fact that the exercise of such right may obstruct, affect or interfere with the amenity of or access to the Property or the passage of light and air to the Property.

No Abatement of Moneys Payable

5. Under no circumstances ( save and except those mentioned in Part IX and only in accordance with the terms therein) shall the Moneys Payable or any part thereof abate or cease to be payable on account of any of the foregoing.

PART IX	SUSPENSION OF RENT

1. If at any time during the Term

(a) the Property shall be destroyed or substantially damaged or become inaccessible owing to fire, water, storm, typhoon, defective construction, white ants, earthquake, subsidence of the ground or any calamity beyond the control of the Landlord and not attributable directly or indirectly to the act of the Tenant or the Tenant’s Licensees so as to render the Property unfit for use or occupation or inaccessible and the policy or policies of insurance effected by the Landlord shall not have been vitiated or payment of policy moneys refused in whole or in part in consequence of any act of the Tenant or the Tenant’s Licensees or

(b) the Property shall be condemned as a dangerous structure or a demolition or closing order shall become operative in respect of the Property then Rent or a fair proportion thereof according to the nature and extent of the damage sustained or order made shall be suspended until the Property shall again be fit for use or occupation or accessible or until the condemnation or order is lifted or rescinded as the case may be.

2. The Landlord shall be under no obligation to repair or reinstate the Property or to render it accessible or to procure the lifting or rescission of such condemnation or order if in its opinion it is not reasonable, economical or practicable so to do.

3. Should the Property not have been reinstated, rendered accessible or such condemnation or order lifted or rescinded in the meantime either the Landlord or the Tenant may at any time after three (3) months from the occurrence of such damage, destruction, condemnation or order give to the other of them notice in writing to determine this tenancy and thereupon the same and everything herein contained shall cease and determine and be of no further effect but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of the stipulations herein.

PART X	MISCELLANEOUS

Service of Notices

1. Any notice or other document required to be served on the Tenant shall be sufficiently served if addressed to the Tenant and sent by prepaid or registered post to or left at the Property or at the last known place of business, residence or registered office of the Tenant.

2. Any notice or other document required to be served on the Landlord shall be sufficiently served if addressed to the Landlord and sent by prepaid or registered post to or delivered at the address of the Landlord given in Part I or such other place in Hong Kong as the Landlord shall from time to time direct.

3. A notice sent by prepaid post shall be deemed to be given forty-eight (48) hours after the time and date of posting.

4. Any notice or document shall also be sufficiently served on a party if served on the solicitors who have acted for that party in relation to this tenancy at any time within the year preceding the service of the notice or document.

Distress for Rent

5. For the purpose of Part III of the Landlord and Tenant (Consolidation) Ordinance (Cap. 7) and of these presents, Rent and the Service Charges payable in respect of the Property shall be and be deemed to be in arrears if not paid in advance at the times and in the manner hereinbefore provided for payment thereof.

Re-entry Notice Deemed a Re-entry

6. A written notice served by the Landlord to the Tenant in the manner hereinafter mentioned to the effect that the Landlord thereby exercises the power of re-entry herein contained shall be a full and sufficient exercise of such power without actual entry on the part of the Landlord.

No General Consents

7. Any consent or approval given by the Landlord shall operate as a consent or approval only for the particular matter to which it relates and shall in no way be considered as a waiver or release of the stipulations herein nor shall it be construed as dispensing with the necessity of obtaining the specific consent or approval of the Landlord in the future, unless expressly so provided.

Relation with and Comparison to Other Tenants

8. If any dispute arises between the Tenant and the tenants and occupiers of other parts of the Building belonging to the Landlord as to any easement, right or privilege in connection with the use of the Property or such other part of the Building or as to the boundary separating the Property from such other part of the Building it shall be decided by the Landlord or such surveyor, architect or arbitrator as the Landlord shall appoint, and the decision made by the Landlord or such person appointed by the Landlord shall be final and binding on the Tenant.

9. Nothing herein contained or implied shall confer on the Tenant any right to the benefit of or to enforce or to prevent the release or modification of any stipulation contained in any lease or tenancy agreement or any other instrument relating to any other part of the Building or to any other premises belonging to the Landlord or limit or affect the right of the Landlord to deal with the same now or at any time hereafter in any manner which the Landlord may think appropriate and this tenancy shall not be deemed to include and shall not operate to convey or let to the Tenant any way, liberty, privilege, easement, right or advantage whatsoever in, through, over or upon any land or premises adjoining or near to the Property except as herein expressly provided.

10. Each of the Tenant’s stipulations herein shall remain in full force andeffect both at law and in equity notwithstanding that the Landlord shall have waived or released temporarily any such stipulation or waived or released temporarily or permanently, revocably or irrevocably any similar stipulation in other similar leases, tenancy agreements or any other instruments affecting any other part of the Building or any other premises belonging to the Landlord.

11. For the avoidance of doubt, the Landlord shall be under no obligation to provide or supply to the Tenant the same services or other things as the Landlord may be providing or supplying to any other part of the Building or to any other premises belonging to the Landlord or to the tenants or occupiers thereof, nor to provide or supply any service or other thing save those services or things which the Landlord hereinbefore expressly covenants to provide or supply and notwithstanding anything herein contained the Landlord shall not be liable to the Tenant nor shall the Tenant have any claim against the Landlord in respect of any interruption in any of the services or things which the Landlord does provide or supply from time to time by reason of any necessary inspection, overhaul, repair or maintenance of any equipment or damage thereto or destruction thereof by reason of electrical, mechanical or other defect or breakdown or by reason of other circumstances of whatsoever nature beyond the control of the Landlord.

No Acquisition of Rights by Tenant

12. The Tenant shall not during the Term acquire or become entitled by any means whatever to any easement from or over or affecting any other part of the Building or any other land or premises now or at any time after the date hereof belonging to the Landlord.

Tenant No Right to Refuse Performance

13. Save and except in the case where the Tenant has the lawful right to terminate or rescind this Agreement and does terminate or rescind this Agreement and delivers vacant possession of the Property to the Landlord and save and except as provided in Part IX hereof, this Agreement and the Tenant’s obligation to observe and perform the stipulations herein shall in no way be affected, impaired or excused because the Landlord is unable to fulfill oris delayed in fulfilling any of its obligations hereunder.

Tenant Waives Legislatory Protection

14. In so far as it is permissible by law, the Tenant hereby expressly agrees to divest itself of any and all rights to protection against eviction provided by any legislation to the intent that the Tenant shall deliver up vacant possession of the Property to the Landlord at the expiration of the Contractual Term.

Legal Costs

15. If the parties hereto shall instruct the same Solicitors in the preparation and completion of this Agreement the legal costs of and incidental to the preparation and completion of this Agreement shall be borne by the Landlord and the Tenant in equal shares. If the parties shall be separately represented then each party shall bear its own legal costs thereof.

Stamp Duty

16. The stamp duty of this Agreement and the registration and ratification fees (if any) shall be borne by the Landlord and the Tenant in equal shares.

No Key Money

17. The Tenant acknowledges that no fine, premium, key money or other consideration has been paid by the Tenant to the Landlord for the grant of this tenancy.

Full Agreement

18. This Agreement (including the Schedules hereto) sets out the full agreement reached between the parties and supersedes all previous agreements whether oral or in writing, express or implied.

19. The Tenant acknowledges that he has not entered into this Agreement in reliance wholly or partly on any statement or representation made by or on behalf of the Landlord. No warranty or representation expressed or implied is or has been made or given relating to the Building or the Property and if any warranty or representation expressed or implied has been made the same is hereby expressly waived and/or revoked.

Special Conditions

20. Notwithstanding the provisions herein, the parties hereto further agree that they shall respectively be bound by and entitled to the benefit of the Special Conditions (if any) set out in the Third Schedule hereto.

THE FIRST SCHEDULE ABOVE REFERRED TO

THE TENANT’S RIGHTS

1. The right so far as necessary for the Property and together with all others entitled thereto of passage and running of water, soil, gas, drainage, electricity and telecommunication services from and to the Property through the service media which are now laid or at anytime during the Term may be laid in, under or through the Building and intended by the Landlord to be serving the Property subject to any interruption caused by the exercise of the rights of the Manager and the Landlord and other owners of the Building in connection thereto or caused by circumstances beyond the control of the Landlord.

2. The right to use in common with the Landlord and all others having the like right the Common Areas for the proper use and enjoyment of the Property and for no other purpose except in so far as the Landlord and/or the Manager may from time to time restrict such use.

3. The right to use in common as aforesaid the lift(s) and escalator(s) in the Common Areas whenever the same shall be operating for access to and from the Property.

4. The right to use in common as aforesaid the central air-conditioning and other services (if any) provided by the Landlord and/or the Manager whenever the same shall be operating.

THE SECOND SCHEDULE ABOVE REFERRED TO

THE LANDLORD’S EXCEPTIONS, RESERVATIONS AND OTHER RIGHTS

1. All rights of light, air, shelter, support and protection and other easements and rights now belonging to or enjoyed by the Other Areas or any adjacent or neighbouring land or buildings.

2. The right of free and uninterrupted passage and running of water, soil, gas, drainage, electricity, telecommunication services and all other services or supplies through such service media as are now or may hereafter be in, on, under or passing through the Property and serving and capable of serving the Building or any adjoining or neighbouring property.

3. The right to construct, install, maintain and replace in or under or over the Property at any time during the Term any service media for the benefit of the Other Areas or any adjoining or neighbouring property.

4. The right to name the Building (or any part thereof under the ownership or control of the Landlord) from time to time with any name or style as it in its sole discretion may determine and at any time and from time to time to change, alter, substitute or abandon any such name or style provided that the Landlord shall give the Tenant not less than three (3) months’ notice of its intention so to do.

5. The right to alter (structurally or otherwise), maintain or decorate the Building and to execute Works in connection therewith (including but not limited to the right to paint or otherwise alter the appearance of the external walls enclosing the Property and the right to erect scaffolding around the Property) notwithstanding the fact that such Works may affect or interfere with the amenity of or access to the Property or the passage of light and air to the Property provided that where access to the Property may be totally obstructed reasonable prior notice to the Tenant shall be given where practicable and alternative means of access are provided.

6. The absolute and unfettered right to designate, redesignate or convert any part of Common Areas into exclusive areas for its own use or for the use of any particular tenant or occupier of the Building and vice versa as it may in its sole discretion determine and at any time and from time to time to redesignate and reconvert the same and to execute Works in relation thereto provided that where access to the Property may be totally obstructed reasonable prior notice to the Tenant shall begiven where practicable and alternative means of access are provided.

7.  The right to hold or permit any person or organization to hold (whether for consideration or not) any function or exhibition or display any merchandise in any part of the Common Areas at such times and upon such stipulations as the Landlord may in its absolute discretion think fit.

8. The right to install a public address system throughout the Common Areas and play, relay or broadcast or permit any other person to play, relay or broadcast (whether for consideration or not) recorded music, public announcements and advertisements.

9. The right to install in any part of the Building (including the external walls enclosing the Property unless such external walls form part of the Property under this Agreement) such flues, pipes, conduits, chimneys, aerials, equipments, signs, placards, advertisements, posters and other structures and materials whatsoever (whether illuminated or not) or permit any person to make such installations (whether for consideration or not) as the Landlord shall think fit together with the right to maintain, repair, service, remove or replace the same.

10. The Tenant hereby expressly agrees with the Landlord not to raise any abjection claim or loss as a result of the Landlord exercising all or any of its rights as herein stipulated.

THE THIRD SCHEDULE ABOVE REFERRED TO

SPECIAL CONDITIONS

1. The Landlord shall handover the Property to the Tenant on “as-is” basis condition upon the commencement of the Contractual Term.

2. Without prejudice to the generality of the terms and conditions herein contained, upon determination of this tenancy, the Tenant shall quietly yield up vacant possession of the Property in “bare-shell”, good and tenantable condition to the Landlord with fully false ceiling system, air-conditioning systems, fire sprinkler systems and fire rated glass entrance door etc. which have been provided in the Property by the Landlord as standard facilities for the office units in the Building.

3. The Tenant shall be entitled to a rent-free period commencing from the said 17th February 2025 to 17th April 2025 And 18th January 2027 to 16th February 2027 Save and except the payment of rent for the said rent-free period, the Tenant shall pay the Initial Service Charges, Rates and other outgoings in respect of the Property and to perform and observe all the terms and conditions on the part of the Tenant herein contained from the date of delivery of vacant possession of the Property by the Landlord to the Tenant.

4.

5.

SIGNED by Chow, Tak Kwong	)
Adrian, a Director,	)
	)	for and on behalf of
for and on behalf of the	)	WING KWOK ENTERPRISES LIMITED
	)	/s/ Chow Tak Kwong, Adrian
Landlord /whose signatures))
	)	Authorized Signature
is/are verified by:-)

SIGNED by	)
	)	For and on behalf of
for and on behalf of the	)	Matter Interiors Limited
	)	/s/ Ku Cheong Shing
Tenant in the presence of /	)
	)	Authorized Signature(s)
whose signature(s) is/are	)
)
verified by : -)

RECEIVED on the day and year first above written of	)
and from the Tenant the sum of HONG KONG DOLLARS THREE	)
HUNDRED NINETY THOUSAND FIVE HUNDRED NINETY DOLLARS	)
AND FIFTY CENTS ONLY being the Initial Deposit above	)
expressed to be paid by the Tenant to the Landlord.	)	HK$390,590.50

for and on behalf of
WING KWOK ENTERPRISES LIMITED
/s/ Chow Tak Kwong, Adrian

Authorized Signature

Dated the 17th day of February 2025

WING KWOK ENTERPRISES LIMITED

AND

MATTER INTERIORS LIMITED

TENANCY AGREEMENT

of

Office A & B (also known as Rm 1701 & 1702) on 17/F,

Wing Kwok Centre, No.182 Woosung Street,
Jordan, Kowloon

Term	:	Fixed TWo (2) years
Commencing Date	:	17th February, 2025
Expiry Date	:	16th February, 2027
Rent Per Month	:	HK$75,003.00
(Inclusive of Government Rent but exclusive of Rates, Service Charges and other outgoings)

Initial Deposit	:	HK$390,590.50

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